[Letter head of the New York Mets]

Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as [***]. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

April 14, 2008

Steven Moskowitz
Spongetech Delivery Systems, Inc.
43 West 33rd Street
New York, NY 10001

Re:    Shea Stadium Advertising Agreement

Dear Mr. Moskowitz:

I am writing to confirm the agreement reached between Sterling Mets, L.P. (“Sterling”), owner and operator of the New York Mets National League Baseball team (the “Mets”), and Spongetech Delivery Systems, Inc. (“Advertiser”), manufacturer of the Spongetech brand of vehicle cleaning products (“Spongetech”) for advertising rights during the 2008 baseball season.

Per the agreement, Spongetech will receive the following advertising rights, goods and services during the 2008 baseball season:

1. The right to advertise Spongetech on one panel on each of two 7’ by 35’ rotating tri-vision signs, one located in right field, and the other located in left field, each next to the outfield foul poles. Each of Spongetech’s panels will be displayed on a one-third rotating basis during each Mets game at Shea Stadium (the “Stadium”) (i.e., three innings during a nine-inning game). Fabrication of the signage will be at the expense of Spongetech.

2. Four Field Box tickets to ten mutually agreed upon Mets regular season games at the Stadium.

3. Sponsorship by Spongetech of a mutually agreed upon promotional day on May 13, 2008 (the “Event”), at the Stadium. On the Event date, a mutually agreed upon promotional item supplied by Advertiser, displaying Spongetech and the Mets logos, will be distributed to the first 12,000 kids (ages 12 and under) in attendance at the Stadium.

Sterling will promote the Event and Spongetech’s sponsorship thereof in:

•	One 30 second announcement during each Mets game broadcast on each of (i) SportsNet New York; (ii) WPIX TV and (iii) WFAN radio, all during the two-week period prior to the Event.

On the day of the Event, Advertiser will receive:

(a) Sponsorship of a pre-game baseball clinic at the Stadium for up to 125 children. Advertiser shall secure releases of liability in favor of Sterling, in a form acceptable to Sterling in its sole discretion, from each individual who will be permitted to enter the Stadium field.

(b) 300 upper reserved tickets to the game.

(c) Sterling will display two 3’X 6’ banners bearing Spongetech’s logo on the first and third base camera wells (the banners will be provided by Advertiser, at its expense).

(d) “Welcome to Spongetech day” will appear periodically on the matrix scoreboard from the time the Stadium gates open until game time.

4. Use of one 15-person Diamond View Suite, including food and beverages for 15 guests, on two mutually agreed upon Mets regular season home game dates. Advertiser shall be responsible for compliance with all usage rules issued by Sterling applicable to suite holders.

The tickets and suites provided hereunder may not be used for a contest or promotion without the prior written approval of Sterling.

Advertiser will be responsible for the content of its advertisements, subject to the reasonable approval of Sterling. Advertiser shall defend and indemnify Sterling against any claims relating to the content of any advertising materials submitted by Advertiser.

Advertiser will pay [***] for the foregoing goods and services. (This is a net figure and will not be reduced by any commission or other amounts.) The payment shall be made in five equal installments of [***], due and payable on or before May 1, June 1, July 1, August 1 and September 1, 2008.

In the event of a default by Advertiser in making any payment due pursuant to this Agreement, which default shall not have been remedied within three (3) working days after notice of default has been given in writing to Advertiser by Sterling, then, in addition to any other remedies which may under the circumstances be available to Sterling, which are expressly reserved, Advertiser shall be obligated to pay Sterling, on demand, interest on all unpaid sums at a rate equal to twelve (16%) per annum.

Notwithstanding any other provision of this Agreement, this Agreement and any rights or exclusivities granted by Sterling hereunder shall in all respects be subordinate to each of the following, as may be amended from time to time (collectively, “MLB Documents”): (i) any present or future agreements entered into by, or on behalf of, any of the Major League Baseball (“MLB”) entities or affiliates, or the member Clubs acting collectively (“MLB Entities”), including, without limitation, agreements entered into pursuant to the Major League Constitution, the American and National League Constitutions, the Professional Baseball Agreement, the Major League Rules, the Interactive Media Rights Agreement, and each agency agreement and operating guidelines among the Major League Baseball Clubs and an MLB Entity, or (ii) the present and future mandates, rules, regulations, policies, bulletins or directives issued or adopted by the Commissioner or the MLB Entities. The issuance, entering into, amendment, or implementation of any of the MLB Documents shall be at no cost or liability to any MLB entity or affiliate or to any individual or entity related thereto. The territory within which Advertiser is granted rights is limited to, and nothing herein shall be construed as conferring on Advertiser rights in areas outside of, the Home Television Territory of the Mets, as established and amended from time to time. No rights, exclusivities or obligations involving the Internet or any interactive or on-line media (as defined by the MLB Entities) are conferred by this Agreement, except as are specifically approved in writing by the applicable MLB entity.

[***]CERTAIN INFORMATION ON THIS PAGE HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO SUCH OMITTED PORTIONS.

Additionally, this Agreement shall be subject and subordinate to the lease agreement for Shea Stadium between Sterling and the City of New York.

Please sign below to indicate your assent to the foregoing material terms and return the signed letter to my attention.

This letter shall be a binding and enforceable agreement once signed by both parties and a court may supply consistent additional terms as necessary to carry out the parties' intent.

Sincerely,
/s/ Paul Asencio

Agreed to and Accepted by:

Spongetech Delivery Systems, Inc.

/s/ Steven Moskowitz
By: Steven Moskowitz
Title: COO

4/11/08
Date